Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As successor to Miller Ellin & Company, LLP, we consent to the inclusion in the Annual Report on Form 10-K of Community Bankers Trust Corporation for the year ended December 31, 2008 of the report of Miller Ellin & Company, LLP dated March 26, 2008, relating to its audit of the consolidated financial statements of Community Bankers Trust Corporation as of and for the year ended December 31, 2007.

/s/ Rosen Seymour Shapss Martin & Company LLP

New York, New York

January 13, 2011